As filed with the Securities and Exchange Commission on December 9, 2020
Registration No. 333-__________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
Evolution Petroleum Corporation
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	41-1781991 (I.R.S. Employer Identification No.)

1155 Dairy Ashford Road, Suite 425
Houston, Texas 77079
(713) 935-0122
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Evolution Petroleum Corporation 2016 Equity Incentive Plan
(Full Title of the Plan)
Jason E. Brown
President and Chief Executive Officer
1155 Dairy Ashford Road, Suite 425
Houston, Texas 77079
(713) 935-0122
(Name, address, including zip code, and telephone number,
including area code, of agent for service)
Copy to:
William T. Heller IV, Esq.
Mayer Brown LLP
700 Louisiana Street, Suite 3400
Houston, TX 77002-2730
Tel: (713) 238-2684
Fax: (713) 238-4618
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-Accelerated filer ☐	Smaller reporting company ☒
CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, $0.001 par value per share	2,500,000	$2.90	$7,250,000	$790.98
(1)     This registration statement also covers such indeterminable additional number of shares as may be issuable under the Evolution Petroleum Equity 2016 Incentive Plan by reason of any adjustments in the number of shares to prevent dilution from any future stock splits, stock dividends and similar transactions. This Registration Statement covers any such additional shares in accordance with Rule 416(a).
(2)    Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h)(1) under the Securities Act of 1933, as amended and based on the average of the high and low sales prices of our common stock reported on the NYSE American on December 4, 2020.

Part I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
As permitted by the rules of the Securities and Exchange Commission (the “Commission”), this Registration Statement omits certain information specified in Part I of Form S-8. The documents containing the information specified in Part I of this Registration Statement will be sent or given to eligible employees as specified in Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act.
Part II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents filed by Evolution Petroleum Corporation (the “Company”) with the Commission are hereby incorporated by reference:
(a)Annual Report on Form 10-K for the year ended June 30, 2020, filed on September 10, 2020;
(b)All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the Annual Report on Form 10-K referred to in paragraph (a) above; and
(c)The description of the Company’s common stock contained in its registration statement on Form 8-A filed on July 13, 2006, and any amendment or report filed for the purpose of updating such description.
In addition, all reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities covered by this Registration Statement have been sold or which deregisters all such securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.
Item 4. Description of Securities.
Not applicable.
Item 5. Interest of Named Experts and Counsel.
None.
Item 6. Indemnification of Directors and Officers.
Under Nevada law, a corporation shall indemnify a director or officer against expenses, including attorneys’ fees, actually and reasonably incurred by him, to the extent the director or officer has been successful on the merits or otherwise in defense of any action, suit or proceeding. A corporation may indemnify a director or officer who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit or proceeding, unless:
•The director’s or officer’s act or failure to act constitutes a breach of his or her fiduciary duties as a director or officer, and his or her breach of those duties involves intentional misconduct, fraud or a knowing violation of law; or

•The director or officer does not act in good faith and in a manner which he or she reasonably believes to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, the director or officer has reasonable cause to believe his or her conduct was unlawful.
Our bylaws include an indemnification provision under which we have the power to indemnify our directors, officers and former officers and directors (including heirs and personal representatives) against all costs, charges and expenses actually and reasonably incurred, including an amount paid to settle an action or satisfy a judgment to which the director or officer is made a party by reason of being or having been a director or officer of the Company or any of our subsidiaries.
Our bylaws also provide that our directors may cause us to purchase and maintain insurance for the benefit of a person who is or was serving as a director, officer, employee or agent of the Company or any of our subsidiaries (including heirs and personal representatives) against a liability incurred by him or her as our director, officer, employee or agent.
Item 7. Exemption from Registration Claimed.
Not applicable.
Item 8. Exhibits.
Unless otherwise indicated below as being incorporated by reference to another filing of the Company with the Commission, the following exhibits are filed with this Registration Statement:
Exhibit No. Description of Exhibit

4.1	Articles of Incorporation (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K, filed on February 7, 2002).
4.2	Certificate of Amendment to Articles of Incorporation (incorporated by reference to Exhibit 3.2 of the Company’s Current Report on Form 8-K, filed on February 7, 2002).
4.3	Certificate of Amendment to Articles of Incorporation (incorporated by reference to Exhibit 3.3 to the Company’s Registration Statement on Form SB 2/A, filed on October 19, 2005).
4.4	Amended Bylaws (incorporated by reference to Exhibit 2.1 of the Company’s Form 10KSB, filed on March 31, 2004).
4.5
Evolution Petroleum Corporation 2016 Equity Incentive Plan, adopted December 8, 2016, (incorporated by reference to Exhibit 10.1 of the Company’s Quarterly Report on Form 10-Q, filed on February 8, 2017).

4.6
Amendment No. 1 to Evolution Petroleum Corporation 2016 Equity Incentive Plan, adopted December 9, 2020, (incorporated by reference to Appendix A to the Company’s Definitive Proxy Statement, filed on October 28, 2020).

5.1	Opinion of Mayer Brown LLP on legality of the securities being registered (filed herewith).
23.1	Consent of Mayer Brown LLP (included in Exhibit 5.1 to this Registration Statement).
23.2	Consent of Moss Adams LLP, Independent Registered Public Accounting Firm (filed herewith).
23.3	Consent of DeGolyer and MacNaughton (filed herewith).
24.1	Powers of Attorney (included on the signature page of this Registration Statement).
Item 9. Undertakings
(a)The undersigned registrant hereby undertakes:
(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof)

which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
(iii)To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; additional or changed material information on the plan of distribution.
Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.
(2)That, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be an initial bona fide offering thereof.
(c)Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Houston, State of Texas, on December 9, 2020.

EVOLUTION PETROLEUM CORPORATION
By:	/s/ Jason E. Brown
Jason E. Brown
President and Chief Executive Officer

POWER OF ATTORNEY
Each person whose signature appears immediately below constitutes and appoints Jason E. Brown and Ryan Stash, and each of them severally, each of whom may act without joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign the Registration Statement on Form S-8 and all documents in connection therewith and all instruments necessary, appropriate or advisable to enable the Company to comply with the Securities Act of 1933 and other federal and state securities laws in connection with the Registration Statement, and any and all amendments thereto (including pre- and post-effective amendments) or any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with exhibits and schedules thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ Jason E. Brown Jason E. Brown	President and Chief Executive Officer (Principal Executive Officer)	December 9, 2020
/s/ Ryan Stash Ryan Stash	Senior Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)	December 9, 2020
/s/ Roderick Schultz Roderick Schultz	Vice President and Chief Accounting Officer (Principal Accounting Officer)	December 9, 2020
/s/ Robert S. Herlin Robert S. Herlin	Chairman of the Board of Directors	December 9, 2020
/s/ Edward J. DiPaolo Edward J. DiPaolo	Director	December 9, 2020
/s/ William E. Dozier William E. Dozier	Director	December 9, 2020
/s/ Kelly W. Loyd Kelly W. Loyd	Director	December 9, 2020
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